Exhibit 21.1

Subsidiaries of Registrant

Entity	Jurisdiction
MetroPCS, Inc.	Delaware
MetroPCS Wireless, Inc.	Delaware
MetroPCS Michigan, Inc.	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Texas, LLC	Delaware
MetroPCS AWS, LLC	Delaware
GWI PCS1, Inc.	Delaware
Royal Street Communications, LLC(1)	Delaware
Royal Street Communications Florida, LLC(2)	Delaware
Royal Street Communications California, LLC(2)	Delaware
Royal Street BTA 159, LLC(2)	Delaware
Royal Street BTA 212, LLC(2)	Delaware
Royal Street BTA 239, LLC(2)	Delaware
Royal Street BTA 289, LLC(2)	Delaware
Royal Street BTA 336, LLC(2)	Delaware
Royal Street BTA 262, LLC(2)	Delaware

(1) The Registrant holds a non-controlling 85% limited liability company member interest in Royal Street Communications, LLC.

(2) Wholly-owned subsidiary of Royal Street Communications, LLC, a company in which the Registrant holds a non-controlling 85% limited liability company member interest